Exhibit 99.01

MoneyGram International Names Jeffrey R. Woods
Executive Vice President and Chief Financial Officer

MINNEAPOLIS, July 30, 2009—MoneyGram International (NYSE:MGI), a global leader in the payment services industry, today announced that it has named Jeffrey R. Woods executive vice president and chief financial officer, reporting to Anthony P. Ryan, president and CEO.

In announcing the appointment, Ryan said, “Jeff is an experienced senior executive with a strong financial services background and extensive experience in strategic planning, technology and operations as well as finance. I look forward to his contributions as a key member of our senior leadership team as we position MoneyGram for future growth.”

Woods brings to MoneyGram more than a decade of leadership experience in finance and consulting in the global financial services and retail industries. He most recently served as chief financial officer for Global Investment Banking and chief operating officer for Investment Banking, Americas at JPMorgan Chase & Co. Prior to that, Woods was an associate principal with McKinsey & Company.

Woods holds an M.B.A. from the Walter A. Haas School of Business at the University of California, Berkeley, and a B.S. degree in information systems and accounting from the Pennsylvania State University. Woods serves as a director of the Coalition Development Ltd., a business intelligence provider based in London.

“With his proven ability to translate strategy into execution and results, Jeff is a wonderful fit for MoneyGram, and I am delighted that he will be joining our leadership team,” said Pamela H. Patsley, MoneyGram executive chairman of the board.

About MoneyGram International

MoneyGram International offers more control and more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 180,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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Contacts
Media:
Lynda Michielutti
952-591-3846
lmichielutti@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com